EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

SKYBRIDGE OPPORTUNITY FUND

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation(a)	Fee rate	Amount of Filing Fee(b)

Fees to Be Paid	—	0.00015310	—

Fees Previously Paid	$78,192,999.25	—	$11,971.35

Total Transaction Valuation	$78,192,999.25		$11,971.35

Total Fees Due for Filing			—

Total Fees Previously Paid			$11,971.35

Total Fee Offsets			—

Net Fee Due			—

(a)

The transaction value is calculated as the estimated aggregate maximum purchase price for Shares. The fee of $11,971.35, calculated at $153.10 per $1,000,000 of the transaction value, was paid in connection with the filing of the Schedule TO-I by SkyBridge Opportunity Fund (File No. 005-79005) on January 27, 2025 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b)	Calculated at $153.10 per $1,000,000 of the transaction value.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		—	—	—		—

Fee Offset Sources	—	—	—		—		—